Schedule A

Putnam ETF Trust
As of May 12, 2022

Series of Shares

Putnam Focused Large Cap Growth ETF

Putnam Focused Large Cap Value ETF

Putnam Sustainable Future ETF

Putnam Sustainable Leaders ETF

Putnam BDC Income ETF

Putnam BioRevolution ETF

Putnam Emerging Markets ex-China ETF